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                                     EXHIBIT II
                                     __________

                                  IBM CREDIT CORPORATION
                           STATEMENT RE COMPUTATION OF RATIOS
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (DOLLARS IN THOUSANDS)

                             FOR THE YEAR ENDED DECEMBER 31:

                                  1994       1993      1992      1991     1990
                                ________  ________  ________  ________  ________
Fixed Charges:
Interest Expense                $306,125  $365,675  $445,816  $562,531  $606,750

Approximate portion of rental
  expense representative of
  the interest factor              2,780     3,290     3,078     1,446     2,316
                                ________  ________  ________  ________  ________

Total fixed charges              308,905   368,965   448,894   563,977   609,066

Net earnings                     250,589   220,220   219,270   200,221   165,510

Provision for income taxes       162,703   173,172   131,562   124,858   102,539
                                ________  ________  ________  ________  ________

Earnings before income taxes
  and fixed charges             $722,197  $762,357  $799,726  $889,056  $877,115
                                ========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                           2.34      2.07      1.78      1.58      1.44
                                    ====      ====      ====      ====      ====


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